FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President & CEO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Names Jeffrey Potrzebowski CFO and

James Bourdage VP Bioanalytical Operations

WEST LAFAYETTE, IN – June 12, 2014 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced the appointment of Jeffrey Potrzebowski as Chief Financial Officer and James S. Bourdage, Ph.D., as Vice President Bioanalytical Operations.

BASi President & CEO Jacqueline Lemke said, "These appointments represent significant steps forward in our continuing program to build a management team with the depth, experience and dedication to take BASi to the next level and achieve our goals for growth and profitability. Each of these senior executives brings an impressive record of accomplishment to his new role at BASi: Jeff Potrzebowski in financial management, reporting, planning and related public company CFO functions; and Jim Bourdage in the leadership and management of large global laboratory operations in the pharmaceutical and biotech industries. We welcome Jeff and Jim to BASi, and look forward to their contributions to our continued success."

Jeffrey Potrzebowski, CPA

Jeffrey Potrzebowski joins BASi after serving since 2006 in various positions of increasing responsibility with Oerlikon Drive Systems, Lafayette, Indiana, most recently as Chief Financial Officer of this $800 million manufacturer of gear and drive solutions, where he was responsible for the management and control of financial performance of the Operating Segment reporting to the Segment CEO. Earlier, he was Senior Vice President and Chief Financial Officer of Remy International, Anderson, Indiana, a producer of electrical automotive parts with sales in excess of $1.2 billion. Previously, Mr. Potrzebowski was Senior Vice President and Chief Financial Officer of Great Lakes Chemical, Indianapolis, a $1.6 billion specialty chemical company, which he joined in 1993.

Mr. Potrzebowski began his career with Price Waterhouse in Toledo. He received a BA in Accounting from Toledo University in 1975 and a CPA in 1976.

James S. Bourdage, Ph.D.

James S. Bourdage was Executive Director Biopharmaceutical CMC Solutions at Covance Inc., Greenfield, Indiana, since 2011, where he was responsible for the US Biotechnology CMC operation of this $2.4 billion drug development services organization. Earlier, he was Senior Director, Bioanalytical Sciences, at Pharmathene, Inc., Annapolis, Maryland, a biodefense company with more than $300 million in government contracts. From 2003 to 2009, Dr. Bourdage was Global Research Advisor and Team Leader, Laboratory for Experimental Medicine at Eli Lilly Co., Indianapolis, where his responsibilities included oversight of biotherapeutic immunogenicity and biomarker assay development to support global clinical trials. Previously, he was Senior Research Scientist, Drug Absorption and Transport at Pharmacia (Upjohn), Kalamazoo, Michigan, where he received the Upjohn Corporate Special Recognition Award in 1992 and the Quality Control Achievement Award in 1993.

Dr. Bourdage received a Ph.D. in Immunochemistry from the University of Illinois in 1979. He is a member of the American Society of Clinical Pathologists and the American Association of Pharmaceutical Scientists, and is the author of numerous scientific papers.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.